Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”), effective this 8th day of June, 2009 (the “Effective Date”), is entered into by and between                      (“Executive”) and Pike Electric Corporation (the “Employer” and, collectively with its successors, designees and past, present and future operating companies, divisions, subsidiaries and affiliates, the “Company”).
WHEREAS, Executive has heretofore been employed by Pike Electric, Inc., a subsidiary of the Employer, in a position of senior management up to and through the Effective Date, pursuant to a contract of employment dated                     , 200      (the “Previous Employment Agreement”), and desires to be employed by the Employer on the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, the Employer desires to retain the services of Employee on the terms and subject to the conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1. Employment. Subject to the terms and conditions of this Agreement, the Employer agrees to employ Executive, and Executive agrees to be employed by the Employer, as of the Effective Date pursuant to the terms herein. This Agreement supersedes in its entirety the Previous Employment Agreement, which shall be null and void as of the Effective Date, and Pike Electric, Inc. joins in this Agreement for the limited purpose of confirming with the Executive that the Prior Employment Agreement is null and void as of the Effective Date.
2. Position. During the period of his employment hereunder, Executive agrees to serve the Company, and the Employer shall employ Executive, as                     , or in such other executive capacity or capacities, at the same level of seniority, as may be determined from time to time by the Chief Executive Officer of the Employer (the “CEO”). If appointed or elected, Executive also shall serve as an officer, director and/or manager of one or more of the Employer’s subsidiaries and affiliated companies in such capacity or capacities as may be determined from time to time by the CEO.
3. At-Will Employment and Duties.
(a) Executive and the Employer agree that Executive’s employment by the Employer hereunder will be at-will (as defined under applicable law), and may be terminated at any time, for any reason, at the option of either party, subject to the provisions of this Agreement and with the consequences herein provided.

(b) Duties. During the period of his employment hereunder and except for illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall in good faith devote all of his business time, attention, skill and efforts to the business and affairs of the Company. Executive’s duties shall be performed under the direction and supervision of the CEO. The foregoing shall not be construed as prohibiting Executive from serving on corporate, civic or charitable boards or committees or making personal investments, so long as such activities do not materially interfere with the performance of Executive’s obligations to the Company as set forth in this Agreement.
4. Salary; Bonus; Reimbursement of Expenses; Other Benefits.
(a) Salary. In consideration of the services to be rendered by Executive pursuant to this Agreement, the Company shall pay, or cause to be paid, to Employee a base salary (the “Base Salary”) as established by or pursuant to authority granted by the Board of Directors of the Employer (the “Board”). Executive’s initial Base Salary shall be the base salary paid by the Company immediately prior to the Effective Date. The Base Salary shall be reviewed annually by or pursuant to authority granted by the Board in connection with its annual review of executive compensation to determine if such Base Salary should be increased for the following year in recognition of services to the Company. The Base Salary shall be payable at such intervals in conformity with the Company’s prevailing practice as such practice shall be established or modified from time to time.
(b) Bonuses; Additional Compensation. Executive will be eligible to receive bonuses and awards of equity and non-equity compensation and to participate in annual and long-term compensation plans of the Company in accordance with any plan or decision that the Board, or any committee or other person authorized by the Board, may in its sole discretion determine from time to time.
(c) Reimbursement of Expenses. Executive shall be paid or reimbursed by the Company, in accordance with and subject to the Company’s general expense reimbursement policies and practices, for all reasonable travel and other business expenses incurred by Executive in performing his obligations under this Agreement.
(d) Other Benefits. During the period of employment under this Agreement, Executive shall be entitled to participate in all other benefits of employment generally available to other executives of the Company and those benefits for which such persons are or shall become eligible, when and as he becomes eligible therefore.
5. Termination of Employment.
(a) Termination by the Employer for Cause. The Employer may terminate Executive’s employment under this Agreement at any time for “Cause” (as hereinafter defined) whereupon the Employer shall have no further obligation hereunder to Executive, except for payment of amounts of Base Salary accrued through the termination date. For purposes of this agreement, “Cause” shall mean: (i) the continued willful failure by Executive to substantially perform his duties with the Company, (ii) the willful engaging by Executive in gross misconduct materially and demonstrably injurious to the Company or (iii) Executive’s material breach of Sections 3, 6 or 7 of this Agreement; provided, that with respect to any breach that is curable by Executive, as determined by the Board in good faith, the Employer has provided Executive written notice of the material breach and Executive has not cured such breach, as determined by the Board in good faith, within fifteen (15) days following the date the Employer provides such notice.

(b) Termination as a Result of Executive’s Death or Disability. Executive’s employment hereunder shall terminate automatically upon Executive’s Death and may be terminated by the Employer upon Executive’s “Disability” (as hereinafter defined). If Executive’s employment hereunder is terminated by reason of Executive’s death or Disability, Executive’s (or Executive’s estate’s) right to benefits under this Agreement will terminate as of the date of such termination and all of the Employer’s obligations hereunder shall immediately cease and terminate, except that Executive or Executive’s estate, as the case may be, will be entitled to receive accrued Base Salary and benefits through the date of termination. As used herein, Executive’s Disability shall have the meaning set forth in any long-term disability plan in which Executive participates, and in the absence thereof shall mean the determination in good faith by the Board that, due to physical or mental illness, Executive shall have failed to perform his duties on a full-time basis hereunder for one hundred eighty (180) consecutive days and shall not have returned to the performance of his duties hereunder on a full-time basis before the end of such period. If Disability has occurred, termination of Executive’s employment hereunder shall occur within thirty (30) days after written notice of such termination is given (which notice may be given before the end of the one hundred eighty (180) day period described above so as to cause termination of employment to occur as early as the last day of such period).
(c) Termination by Executive for Good Reason or by the Employer other than as a Result of Executive’s Death or Disability or for Cause.
(i) Executive may terminate Executive’s employment hereunder for “Good Reason” (as hereinafter defined), if Good Reason exists, upon at least five (5) days prior written notice to the Employer, and the Employer may terminate Executive’s employment hereunder for any reason or for no reason, other than as a result of Executive’s death or Disability or for Cause, upon at least five (5) days prior written notice to Executive, in each case with the consequences set forth in this Section 5(c).
(ii) If Executive’s employment hereunder is terminated by Executive for Good Reason or by the Employer other than by reason of Executive’s death or Disability and other than for Cause, then, subject to Executive abiding by the covenants set forth in Section 6, Executive shall be entitled to the following benefits:
1) Cash severance payments equal in the aggregate to twelve (12) months of Executive’s annual Base Salary at the time of termination, payable in twelve (12) equal monthly installments beginning at the end of the first full month following termination of employment.

2) Continuation of Executive’s medical and health insurance benefits for a period equal to the lesser of (i) twelve (12) months, or (ii) the period ending on the date Executive first becomes entitled to medical and health insurance benefits under any plan maintained by any person for whom Executive provides services as an employee or otherwise, except that (A) in the case of the group health plan, if Executive is no longer eligible to participate in the plan, the Employer may instead pay or reimburse Executive for the cost of COBRA coverage (and upon request Executive agrees to elect such coverage), and (B) if in the judgment of the Employer it is impracticable or unduly burdensome to provide any other particular benefit to Executive because of the termination of Executive’s employment, or because Executive is no longer eligible, or because the Company has decided not to continue such benefit for its employees generally, the Employer may instead substitute a comparable benefit at no greater cost to the Company, or may instead pay Executive an amount in cash in lieu of such benefit that is equal to the cost to the Company of providing such benefit to Executive immediately prior to such termination.
(iii) For purposes of this Agreement, “Good Reason” shall mean: (a) a material reduction (without Executive’s express written consent) in Executive’s title or responsibilities; (b) the requirement that Executive relocate to an employment location that is more than 50 miles from his employment location on the Effective Date; or (c) the Employer’s material breach (without Executive’s express written consent) of Sections 2 or 4 of this Agreement; provided, that Executive has provided the Employer written notice of the material breach and the Employer has not cured such breach within fifteen (15) days following the date Executive provides such notice. If the Employer thereafter intentionally repeats the breach it previously cured, such breach shall no longer be deemed curable.
(d) Termination by Executive other than for Good Reason. Executive may terminate his employment with the Employer other than for Good Reason upon thirty (30) days prior written notice to the Employer, after which the Employer shall have no further obligation hereunder to Executive, except for payment of amounts of Base Salary and other benefits accrued through the termination date. If Executive so notifies the Employer of such termination, the Employer shall have the right to accelerate the effective date of such termination to any date after the Employer’s receipt of such notice, but such acceleration will not be deemed to constitute a termination of Executive’s employment by the Employer without Cause, and the consequences of such termination will continue to be governed by this subsection (d).
(e) Waiver and Release. In consideration for and as a condition to the payments and benefits provided and to be provided under this Agreement other than those provided under Section 9 (indemnification), Executive agrees that Executive will, within 30 days after the termination of Executive’s employment hereunder, deliver to the Employer a fully executed release agreement substantially in a form then used by and agreeable to the Employer and which shall fully and irrevocably release and discharge the Company, its directors, officers, and employees from any and all claims, charges, complaints, liabilities of any kind, known or unknown, owed to Executive, other than any rights Executive may have under the terms of this Agreement that survive such termination of employment and other than any vested rights of Executive under any Company’s employee benefit plans or programs that, by their terms, survive or are unaffected by such termination of employment.

6. Certain Covenants by Executive.
(a) Confidential Information. Executive acknowledges that in his employment hereunder he will occupy a position of trust and confidence. Executive shall not, except in the course of the good faith performance of his duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by Executive’s unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company, its subsidiaries and affiliates. “Confidential Information” shall mean information about the Company or its clients or customers that was learned by Executive in the course of his employment by the Employer or its subsidiaries, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information, but excludes information (i) which is in the public domain through no unauthorized act or omission of Executive; or (ii) which becomes available to Executive on a non-confidential basis from a source other than the Company or its affiliates without breach of such source’s confidentiality or non-disclosure obligations to the Company or any affiliate. Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of his employment or as soon thereafter as possible, (i) all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company or prepared by Executive during the term of his employment by the Employer or its subsidiaries and (ii) all notebooks and other data relating to research or experiments or other work conducted by Executive in the scope of employment. Upon the Termination Date, Executive shall, as soon as possible but no later than two (2) days from the Termination Date, surrender to the Employer all Confidential Information in Executive’s possession and return to the Employer all Company property in Executive’s possession or control, including but not limited to, all paper records and documents, computer disks and access cards and keys to any Company facilities.
(b) Non-Competition. During the period of Executive’s employment hereunder and for a period of twelve (12) months after the date of termination of his employment or for the period of one additional year thereafter if so elected by the Employer pursuant to Section 6(d) below, Executive shall not, directly or indirectly, in the “Restricted Territory” (as hereinafter defined), without the prior written consent of the Employer, provide consultative services or otherwise provide services to (whether as an employee or a consultant, with or without pay) or, own, manage, operate, join, control, participate in, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that is then a competitor of the Company (each such competitor a “Competitor of the Company”); provided, however, that the “beneficial ownership” by Executive, either individually or as a member of a “group,” as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of not more than five percent (5%) of the voting stock of any publicly held corporation shall not alone constitute a violation of this Agreement. For purposes of this Agreement, “Restricted Territory” shall mean: (i) the State of North Carolina, (ii) the other contiguous states of the United States of America, and (iii) any other jurisdiction in which the Company is doing or does business during Executive’s employment by any Company. Executive and the Employer acknowledge and agree that the business of the Company extends throughout the contiguous states of the United States of America.

(c) Non-Solicitation of Customer and Suppliers. During the period of Executive’s employment hereunder and for a period of twelve (12) months after the date of termination of Executive’s employment hereunder, or for the period of one additional year thereafter if so elected by the Employer pursuant to Section 6(d) below, Executive shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company to divert any of their business to any Competitor of the Company.
(d) Extension of Periods of Non-Competition and Non-Solicitation. At the sole election of the Employer, it may extend the periods of non-competition and non-solicitation as set forth in Paragraphs (b) and (d) of this Section for an additional twelve (12) months (to two years in total) for the following consideration to the Executive: in the case of termination under Section 5 (a) and (d) by providing severance benefits as set forth in Section 5(c)(i), and in the case of termination under Section 5(c) by providing severance benefits as set forth therein for an additional twelve (12) month period.
(e) Non-Solicitation of Employees. Executive recognizes that he possesses and will posses Confidential Information about other employees of the Company relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company. Executive recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to the Company in developing its business and in securing and retaining customers, and has been and will be acquired by him because of his business position with the Company. Executive agrees that, during the period of Executive’s employment hereunder and for a period of one (1) year thereafter, he will not, directly or indirectly, solicit, recruit, induce or encourage or attempt to solicit, recruit, induce, or encourage any employee of the Company (i) for the purpose of being employed by him or by any Competitor of the Company on whose behalf he is acting as an agent, representative or employee or (ii) to terminate his or her employment or any other relationship with the Company. Executive also agrees that Executive will not convey any Confidential Information or trade secrets about other employees of the Company to any other person.
(f) Post-Termination Covenants by Executive.
(i) Upon the termination of Executive’s employment hereunder, regardless of (A) the date, cause, or manner of the Termination of Employment, (B) whether the Termination of Employment is with or without Cause or is a result of Executive’s resignation, or (C) whether the Company provides severance benefits to Executive under this Agreement (the “Termination of Employment”), Executive shall resign and does resign from all positions as an officer of the Company and from any other positions with the Company, with such resignations to be effective upon the date of the Termination of Employment.

(ii) From and after the Termination of Employment, Executive agrees not to make any statements to the Company’s employees, customers, vendors, or suppliers or to any public or media source, whether written or oral, regarding Executive’s employment hereunder or termination from the Employer’s employment, except as may be approved in writing by an executive officer of the Employer in advance. Executive further agrees not to make any statement (including to any media source, or to the Company’s suppliers, customers or employees) or take any action that would disrupt, impair, embarrass, harm or affect adversely the Company or any of the employees, officers, directors, or customers of the Company or place the Company or such individuals in any negative light.
(iii) From and after the Termination of Employment, Executive agrees to cooperate with and provide assistance to the Company and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation affecting the Company, in which, in the reasonable judgment of the Company’s counsel, Executive’s assistance or cooperation is needed. Executive shall, when requested by the Company, provide testimony or other assistance and shall travel at the Company’s request in order to fulfill this obligation. In connection with such litigation or investigation, the Company shall attempt to accommodate Executive’s schedule, shall reimburse Executive (unless prohibited by law) for any actual loss of wages in connection therewith, shall provide Executive with reasonable notice in advance of the times in which Executive’s cooperation or assistance is needed, and shall reimburse Executive for any reasonable expenses incurred in connection with such matters.
(iv) Upon the Termination of Employment, Executive shall promptly return to the Company, at the Employer’s principal office or such other locations as the Employer may specify, all property of the Company in Executive’s possession or control.
(g) Injunctive Relief. It is expressly agreed that the Company will or would suffer irreparable injury, for which a remedy in damages would be inadequate, if Executive were to violate any of the provisions of this Section 6 and that the Company would by reason of such violation be entitled to injunctive relief in a court of appropriate jurisdiction, and Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting Executive from so violating Section 6 of this Agreement, in addition to any and all damages or other remedies to which the Employer would be entitled at law or in equity.
(h) Executive Acknowledgement. Executive acknowledges and agrees that (i) the restrictive covenants in this Section 6 are reasonable in time, territory and scope, and in all other respects and (ii) should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. The restrictive covenants contained herein shall be construed as agreements independent of any other provision in this Agreement and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of this restrictive covenant.

(i) Survival of Provisions. The obligations contained in this Section 6 shall survive the termination or expiration of Executive’s employment hereunder and shall be fully enforceable thereafter.
7. No Conflict. Executive represents and warrants that Executive is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent Executive from entering into this Agreement or would conflict with the performance of Executive’s duties pursuant to this Agreement. Executive represents and warrants that Executive will not engage in any activity, which would conflict with the performance of Executive’s duties pursuant to this Agreement.
8. Notices. Any notice, requests, demands and other communications to be given to a party in connection with this Agreement shall be in writing addressed to such party at such party’s “Notice Address,” which shall initially be as set forth below:

If to the Company:	Pike Electric Corporation
P.O. Box 868
100 Pike Way
Mount Airy, NC 27030
Attn: Chief Legal Officer

If to Executive:

A party’s Notice Address may be changed or supplemented from time to time by such party by notice thereof to the other party as herein provided. Any such notice shall be deemed effectively given to and received by a party on the first to occur of (a) the date on which such notice is actually delivered (whether by mail, courier, hand delivery, electronic or facsimile transmission or otherwise) to such party’s Notice Address and addressed to such party, if such delivery occurs on a business day, or if such delivery occurs on a day which is not a business day, then on the next business day after the date of such delivery, or (b) the date on which such notice is actually received by such party (or, in the case of a party that is not an individual, actually received by the individual designated in the Notice Address of such party). For purposes of the preceding sentence, a “business day” is any day other than a Saturday, Sunday or U.S. federal public legal holiday.

9. Indemnification.
(a) General. Subject to the limitations set forth in this Section 9, the Employer shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, Executive if Executive was or is made or is threatened to be made a party to or is otherwise involved in any pending, threatened or completed action, suit, arbitration, alternative dispute resolution proceeding, investigation, administrative hearing, or other proceeding, whether by or in the right of the Employer, any other Company, or any other person or entity, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that Executive is or was a director, officer, employee or agent of Employer or is or was serving at the request of the Employer as a director, officer, member, employee or agent of any other Company or other enterprise, including service with respect to employee benefit plans, against all cost, expense, liability and loss (including without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive or on Executive’s behalf in connection with any Proceeding and any appeal therefrom. Executive’s rights under this Section 9 shall continue after Executive has ceased acting as a director, officer, member, employee or agent of a Company and shall inure to the benefit of the heirs, executors and administrators of Executive. The Employer’s obligation to provide the indemnification set forth in this Section 9(a) shall be subject to Executive having acted in good faith and in a manner Executive reasonably believed to be in or not opposed to the best interests of any Company, and, with respect to any criminal action or proceeding, having had no reasonable cause to believe Executive’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Executive did not act in good faith and in a manner which Executive reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that Executive’s conduct was unlawful.
(b) Advancement of Expenses. Subject to the limitations set forth in this Section 9, the Employer shall pay the reasonable expenses (including reasonable attorneys’ fees) incurred by Executive in defending any Proceeding in advance of its final disposition; provided, however, that such advancement of expenses shall be made only upon receipt of an undertaking by Executive, in a form approved by the Employer, to repay all amounts advanced if it shall ultimately be determined that Executive is not entitled to be indemnified therefor. Executive agrees to reimburse the Employer for all expenses advanced under this Section 9 in the event and only to the extent it shall ultimately be determined by a final adjudication that Executive is not entitled to be indemnified by the Employer for such expenses.
(c) Claims for Indemnification or Advancement; Determination of Eligibility.
(i) Any claim by Executive for indemnification or advancement of expenses under this Agreement shall be made in a writing delivered to the Employer, setting forth in reasonable detail the basis for such indemnification or advancement and the amount requested, and accompanied by appropriate documentation to support the amount so requested (or, in the case of advancement of expenses to be incurred, the basis on which such amount is to be determined). A claim for advancement may include future expenses reasonably expected to be incurred, provided they are generally described in the claim, and provided that the Employer shall not be required to advance particular expenses covered by the claim until it has received appropriate substantiation that those expenses have been incurred and are appropriately included within the advances approved by the Employer pursuant to this Section 9(c).

(ii) Promptly upon its receipt of a written claim for advancement of expenses to which Executive is entitled hereunder, and within sixty days after its receipt of a written claim for indemnity to which Executive is entitled hereunder, the Employer shall pay such advancement (and any future related submissions for advancement of expenses as they are incurred) or such claim for indemnity in full to or as directed by Executive. If and to the extent it is required by law that the Employer make any particular determination as to Executive’s eligibility to receive such advancements or indemnity, or whether Executive has met the standards set forth in Section 9(a) hereof, the Employer shall make such determination as promptly as practicable in good faith and in accordance with such requirements of law, and in any event within sixty days after its receipt of the claim from Executive. In the event that the Employer fails to make such determination as to Executive’s eligibility, or makes a determination that Executive is ineligible for indemnification or advancement of expenses hereunder, within such sixty day period, then Executive may seek such determination from a court of competent jurisdiction. In any such proceeding, the Employer shall have the burden of proving that Executive was not entitled to the requested indemnification or advancement of expenses, and any prior determination by the Employer to the contrary shall be to no effect and shall not be given any weight by the court, it being the intention of the parties that any determination by the court as to Executive’s eligibility for and entitlement to indemnification or advancement of expenses hereunder shall be made de novo based upon the terms of this Agreement and the evidence presented to such court.
(d) Limitations on Claims. In addition to the limitations on indemnification set forth in Section 9(a) above, the Employer shall not be obligated pursuant to this Agreement:
(i) To indemnify or advance expenses to Executive with respect to a Proceeding initiated by Executive, except (i) for Proceedings authorized or consented to by the Board; or (ii) in the event a claim for indemnification or payment of expenses (including attorneys’ fees) made under this Agreement is not paid in full within sixty days after a written claim therefor has been received by the Employer, Executive may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim, including attorneys’ fees. In any such action, the Employer shall have the burden of proving that Executive was not entitled to the requested indemnification or payment of expenses under applicable law or this Agreement.
(ii) To indemnify Executive for any expenses incurred by Executive with respect to any Proceeding instituted by Executive to enforce or interpret this Agreement, unless Executive is successful in establishing Executive’s right to indemnification in such Proceeding, in whole or in part; provided, however, that nothing in this Section 9(d)(ii) is intended to limit the Employer’s obligation with respect to the advancement of expenses to Executive in connection with any Proceeding instituted by Executive to enforce or interpret this Agreement, as provided in Section 9(c) above.

(iii) To indemnify Executive in connection with proceedings or claims involving the enforcement of the provisions of this Agreement (other than as otherwise specifically provided for in this Section 9) or any other employment, severance or compensation plan or agreement that Executive may be a party to, or beneficiary of, with the Employer or any other Company.
(iv) To indemnify Executive on account of any proceeding with respect to which final judgment is rendered against Executive for payment or an accounting of profits arising from the purchase or sale by Executive of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, any similar successor statute, or similar provisions of state statutory law or common law.
(e) Non-Exclusivity of Rights. The right conferred on Executive by this Section 9 shall not be exclusive of any other rights which Executive may have or hereafter acquire under any statute, provision of the Employer’s certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors or otherwise, or under any insurance maintained by the Employer; but such rights in the aggregate shall not entitle Executive to duplicative multiple recoveries. No amendment or alteration of the Employer’s Certificate of Incorporation or Bylaws or any other agreement shall adversely affect the rights provided to Executive under this Section 9.
(f) Savings Clause. If any provision or provisions of this Agreement shall be invalidated on any ground by any court of competent jurisdiction, then the Employer shall nevertheless indemnify Executive as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Employer, to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated and to the full extent permitted by applicable law.
10. Dispute Resolution.
(a) Any dispute between Executive and the Company arising out of this Agreement or the performance or nonperformance hereof (except with respect to Section 9), shall, upon the demand of either Executive or the Employer, be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association as in effect at the time the arbitration is commenced and the provisions of this subsection:
(i) The arbitration shall be conducted in Winston-Salem, North Carolina by a panel of three impartial arbitrators selected in accordance with such rules, unless the parties shall hereafter mutually agree in writing to have the arbitration conducted by a single arbitrator.
(ii) In conducting the arbitration and rendering their award, the arbitrators shall give effect to the terms of this Agreement, including the choice of applicable law, shall give effect to any other agreement of the parties relating to the conduct of the arbitration, and shall give effect to applicable statutes of limitations.

(iii) The costs of the arbitration, including the fees and expenses of the arbitrators and of the American Arbitration Association, shall be allocated to such parties as, and in such proportions as, the arbitrators shall determine to be just and equitable, which determination shall be set forth in the award.
(iv) Judgment upon the award of the arbitrators may be entered by any court of competent jurisdiction.
(b) Nothing in this Section 10 shall preclude any party from applying to a court of competent jurisdiction for, and obtaining if warranted, preliminary or ancillary relief pending the conduct of such arbitration, or an order to compel the arbitration provided for herein.
(c) Any claim arising out of Section 9, including a claim by Executive for indemnification or advancement of expenses thereunder, shall be brought before the Court of Chancery of the State of Delaware, which shall have exclusive jurisdiction with respect thereto, and Executive hereby submits to the personal jurisdiction of and venue in such court in connection with any claim or dispute arising out of Section 9.
11. Assignment; Successors. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that, this Agreement shall be binding upon and, subject to the provisions hereof, inure to the benefit of any successor of the Employer and such successor shall be deemed substituted for Employer under the terms of this Agreement; but any such substitution shall not relieve Employer of any of its obligations under this Agreement. As used in this Agreement, the term “successor” shall include any person, firm, corporation, or like business entity which at any time, whether by merger, purchase or otherwise, acquires all or a controlling interest in the assets or business of Employer.
12. Governing Law. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of North Carolina without regard to its choice of law or conflict of law principles; provided, that all matters with respect to Section 9 shall be governed by and construed under and in accordance with the laws of the State of Delaware.
13. Withholding. The Company shall make such deductions and withhold such amounts from each payment made to Executive hereunder as may be required from time to time by law, governmental regulation or order.
14. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

15. Waiver; Modification. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.
16. Severability. The parties have entered into this Agreement for the purposes herein expressed, with the intention that this Agreement be given full effect to carry out such purposes. Therefore, consistent with the effectuation of the purposes hereof, the invalidity or unenforceability of any provision hereof or part thereof shall not affect the validity or enforceability of any other provision hereof or any other part of such provision.
17. Entire Agreement; Effect on Certain Prior Agreements. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreements between them with respect to the subject matter hereof, including all prior employment, retention, severance or related agreements between Executive and any Company including without limitation the Previous Employment Agreement. Without limiting the generality of the foregoing, the obligations under this Agreement with respect to any termination of employment of Executive, for whatever reason, supersede any severance or related obligations of the Company in any policy, plan or practice of the Company or any agreement between Executive and the Company.
18. Counterparts. This Agreement may be executed by the parties hereto in multiple counterparts and shall be effective as of the Effective Date when each party shall have executed and delivered a counterpart hereof, whether or not the same counterpart is executed and delivered by each party. When so executed and delivered, each such counterpart shall be deemed an original and all such counterparts shall be deemed one and the same document. Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery in person of manually signed documents.
19. Compliance with Section 409A. This Agreement is intended to comply with Section 409A of Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent applicable. Notwithstanding any provision herein to the contrary, this Agreement shall be interpreted, operated and administered consistent with this intent. Each separate installment under this Agreement shall be treated as a separate payment for purposes of determining whether such payment is subject to or exempt from compliance with the requirements of Section 409A. In addition, in the event that Executive is a “specified employee” within the meaning of Section 409A (as determined in accordance with the methodology established by the Employer as in effect on the date of termination of Executive’s employment hereunder), any payment or benefits hereunder that are nonqualified deferred compensation subject to the requirements of Section 409A shall be provided to Executive no earlier than six (6) months after the date of Executive’s “separation from service” within the meaning of Section 409A.
[signatures follow on next page]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has hereunto signed this Agreement, as of the date first above written.

“Company”:

PIKE ELECTRIC CORPORATION

By:

Name:
Title:

“Executive”:

Name:

The undersigned joins in this Agreement for the limited purpose of confirming with the Executive that the Prior Employment Agreement is no longer in effect, as set forth in Section 1.

PIKE ELECTRIC, INC.

By:

Name:
Title: